(11)--STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

EDAC TECHNOLOGIES CORPORATION






                                Three months ended             Six months ended
                              -------------------------     ------------------------
                                 July 4     June 30            July 4    June 30
                                  1998       1997               1998       1997
                              ----------  -------------     ----------  ------------

Basic:
  Weighted average
    shares outstanding (A)     4,233,845    4,175,096       4,225,925    4,156,763


    Net income                $  656,969   $  262,418      $1,322,655   $  518,379
                              ==========   ===========     ==========   ==========

    Basic earnings
    per common share          $     0.16   $     0.06       $    0.31   $     0.12
                              ===========  ===========      =========   ==========



Diluted:
  Weighted average
    shares outstanding (A)     4,233,845    4,175,096       4,225,925    4,156,763
  Net effect of dilutive
    stock options based on
    the treasury stock method
    using average market price   296,028      230,856         286,042      212,212
                              ----------   ----------       ---------   ----------

    Totals                     4,529,873    4,405,952       4,511,967    4,368,975
                               =========   ==========       =========   ==========

    Net income                $  656,969   $  262,418      $1,322,655   $  518,379
                              ==========   ==========      ==========   ==========

    Diluted earnings
    per common share          $     0.15  $     0.06       $     0.29   $     0.12
                              =========== ===========      ==========   ==========
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(A) Retroactively restated for the effect of the 10% stock dividend paid on July
1, 1998 to holders of record on June 16, 1998.